Exhibit 99.1

News Release

ACCO BRANDS CORPORATION TO ACQUIRE REMAINING 50% OF ITS AUSTRALIAN JOINT VENTURE, PELIKAN ARTLINE
Transaction expected to be immediately accretive to earnings

LAKE ZURICH, IL, March 21, 2016 - ACCO Brands Corporation (NYSE:ACCO), one of the world’s largest designers, marketers and manufacturers of branded business, academic and consumer products, today announced that it has signed a definitive agreement to acquire the remaining 50% of Pelikan Artline Pty Limited, its joint-venture company serving the Australia and New Zealand markets. The cash purchase price will be approximately US$103 million. The estimated full-year incremental sales contribution to ACCO Brands would be approximately US$112 million and the full-year incremental adjusted EBITDA contribution would be approximately US$17 million, pre-synergies, based on 2015 results. Pelikan Artline will be combined with ACCO Brands’ existing businesses in Australia and New Zealand.
“We are very pleased that we will be able to combine our complementary businesses to create the largest supplier of premier branded business, academic and consumer products in Australia and New Zealand,” said Boris Elisman, president and chief executive officer, ACCO Brands. “The new ACCO Brands Australia will provide us a strong foundation for long-term growth while deepening our customer relationships and improving our competitiveness in the region.”
ACCO Brands expects that the acquisition will be immediately accretive to its adjusted earnings per share, contributing an estimated US$0.06 in the first twelve months, including anticipated synergies but excluding one-time restructuring, integration and purchase accounting costs. When fully realized, the company expects to generate approximately US$8 million in synergies, primarily through purchasing and distribution efficiencies, and elimination of redundant positions. The company expects that integration and cash restructuring expenses associated with the acquisition will be approximately US$15 million. The company expects minimal change in its pro-forma leverage as a result of the acquisition.
The transaction is expected to be consummated in the next 60 days, subject to customary closing conditions. Approximately 18% of the purchase price will be used to redeem a minority shareholder interest in a subsidiary of Pelikan Artline, which is expected to occur following closing of the acquisition.
Based on exchange rates of 1 AUD$: 0.75US$.
About Pelikan Artline
Pelikan Artline is a premier distributor of academic, consumer and business products in Australia and New Zealand, and its industry-leading brands include Artline, Celco, Esselte, Jastek, Maped, Northfork, PaperPro, Rapid, Spirax, Stabilo, Texta, and Xtamper, among others. Pelikan Artline represents categories including writing instruments, notebooks, binding and lamination, visual communication, cleaning and janitorial supplies, as well as general stationery. Its extensive product range of more than 5,000 items caters to home, home office, small office, large enterprise and education.
About ACCO Australia
ACCO Australia supplies both retail and commercial customers with more than 3,500 business and consumer items through more than 1,500 customers in Australia and New Zealand every day. Underpinning its focus on consumer needs is the unparalleled strength of its portfolio of leading brands, such as ColourHide, Derwent, Kensington, Marbig, NOBO, Rexel, and Sasco, among others.
About ACCO Brands Corporation
ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded business, academic and consumer products. Our widely recognized brands include AT-A-GLANCE®, Day-Timer®, Five Star®, GBC®, Hilroy®, Kensington®, Marbig, Mead®, NOBO, Quartet®, Rexel, Swingline®, Tilibra®, Wilson Jones® and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands can be found at www.accobrands.com.
Forward-Looking Statements
This press release contains statements, which may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and we undertake no obligation to update them. In particular, our business outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding changes in the macro environment, fluctuations in foreign currency rates, changes in the competitive landscape and consumer behavior and the effect of consolidation in the office products industry, as well as other factors described below.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the Company’s securities.

Factors that could affect our results or cause our plans, actions and results to differ materially from current expectations described in this press release include, among others, our ability to realize the synergies, growth opportunities and other potential benefits of acquiring the remaining 50% of Pelikan Artline Pty Limited and successfully combine it with our existing Australian business, the risk that a material condition to the closing of this acquisition may not be satisfied, the length of time necessary to consummate the acquisition, our ability to effectuate and timely complete the redemption of the minority interest in the Pelikan Artline subsidiary, the effect of foreign currency and other risks and uncertainties described in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and in other reports we file with the SEC.
Non-GAAP Financial Measures
This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Such non-GAAP financial measures referenced include "adjusted" financial measures which exclude restructuring and integration (credits) charges, and all unusual income tax items, including income taxes related to the aforementioned items.
Management believes the inclusion of estimated incremental adjusted EBITDA and adjusted earnings per share contained in this press release provides meaningful supplemental information regarding future performance following the consummation of the transaction.  These measures are used by ACCO Brands management to evaluate our operations and are regularly presented to ACCO Brands’ stockholders in connection with the issuance of quarterly earnings results.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results such as unusual income tax items, restructuring and integration charges, goodwill or other impairment charges, foreign currency fluctuation, and other one-time or non-recurring items.

For further information:

Rich Nelson            Jennifer Rice
Media Relations        Investor Relations
+1 (847) 796-4059        +1 (847) 796-4320

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